Exhibit 23.5

March 27, 2023

Baijiayun Group Ltd

24F, A1 South Building, No. 32 Fengzhan Road

Yuhuatai District, Nanjing

People’s Republic of China

Dear Sirs,

Re:	Consent to the Registration Statement of Baijiayun Group Ltd (the “Company”) in connection with the Offering

We refer to the registration statement on Form F-1, including all amendments thereto, of the Company in connection with the offering of certain number of units and pre-funded units of the Company (the “Registration Statement”).

We hereby give, and confirm that we have not withdrawn, our consent (i) to the issue of the Registration Statement; and (ii) to the inclusion of all references to our name and our legal opinions in respect of, among other things, certain PRC legal issues, in the form and context in which they respectively appear.

This letter is provided solely for your information in connection with the offering as described in the Registration Statement and is not intended for any other purpose. It should not be copied or disclosed to any third party or otherwise referred to, in whole or in part, without our prior written consent. In this context, we consent to the filing of this consent letter with the Securities and Exchange Commission as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

[Signature Page Follows]

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm